           As filed with the Securities and Exchange Commission on July 18, 2000
                                           Registration No. 333-83491
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              __________________

                        POST-EFFECTIVE AMENDMENT NO. 6

                                  to FORM S-1

                                  on FORM S-3

                       Under The Securities Act of 1933

                              __________________

                              TIBCO SOFTWARE INC.
              (Exact name of registrant as specified in charter)

             Delaware                                  77-0449727
     (State of incorporation)           (I.R.S. employer identification number)

                            __________________

                              TIBCO Software Inc.
                               3165 Porter Drive
                              Palo Alto, CA 94304
                                (650) 846-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              __________________
                               Vivek Y. Ranadive
                     President and Chief Executive Officer
                              TIBCO Software Inc.
                               3165 Porter Drive
                              Palo Alto, CA 94304
                                (650) 846-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              __________________

                                           Copies to:
    Larry W. Sonsini, Esq.           Alison S. Ressler, Esq.             Julian Brown, Esq.
       Brian C. Erb, Esq.              Sullivan & Cromwell           TIBCO Finance Technology Inc.
   Shahram Seyedin-Noor, Esq.         1888 Century Park East            3375 Hillview Avenue
Wilson Sonsini Goodrich & Rosati       Los Angeles, CA 90067             Palo Alto, CA 94304
       650 Page Mill Road                 (310) 712-6600                     (650) 846-5000
      Palo Alto, CA 94304
        (650) 493-9300

                              __________________

     Approximate Date of Commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                              __________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              __________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                              DATED JULY 18, 2000


PROSPECTUS

                               20,250,000 SHARES


                              TIBCO SOFTWARE INC.


                                 COMMON STOCK

          This prospectus covers shares of common stock of TIBCO Software Inc. to be sold by TIBCO Finance Technology Inc. ("TFT") to its employees and consultants upon the exercise of options granted under TFT's stock option plan.

     This prospectus also covers shares of TIBCO Software Inc. common stock previously sold by TFT to its employees and consultants upon the exercise of options and permits the resale by them as "selling stockholders". The selling stockholders are listed in Appendix A.

     All of the shares covered by this Registration Statement are already issued and outstanding. The shares referred to in the first paragraph are owned by Reuters Nederland B.V. who provides them to TFT pursuant to a Stock Contribution Agreement between the parties. The shares referred to in the second paragraph are owned by the selling stockholders.

     The common stock of TIBCO Software trades on the Nasdaq National Market under the symbol "TIBX". On July 17, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $125.00 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is July ____, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available from the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

     . Our quarterly report on Form 10-Q for our fiscal quarter ended May 31, 2000;

     . A proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act with the SEC on March 10, 2000;

     . Our quarterly report on Form 10-Q for our fiscal quarter ended February 29, 2000;

     . Our annual report on Form 10-K for our fiscal year ended November 30, 1999;

     . The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 1, 1999; and

     . Any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act.

     We will provide you with a copy of these filings, at no cost, if you write or telephone our Corporate Secretary at the following address:

                              TIBCO Software Inc.
                               3165 Porter Drive
                              Palo Alto, CA 94304
                                (650) 846-1000
                              -------------------

     You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

     We are a leading provider of eBusiness infrastructure software products that enable business-to-business, business-to-consumer and business-to-employee solutions. Our software products allow businesses to integrate internal operations, business partners and customer channels in real-time. Through our products and services, we enable computer applications and systems to communicate efficiently across the Internet and intranets to conduct electronic business, or eBusiness.

     We are the successor to a portion of the business of Teknekron Software Systems, Inc., a leading innovator in the development of software infrastructure for the integration and delivery of market data, such as stock quotes, news and other financial information, in trading rooms of large banks and financial services institutions. Teknekron was acquired by Reuters in March 1994. In January 1997, we were established as a separate entity to focus on creating and marketing software solutions for use in the integration of business information, processes and applications in diverse industries outside the financial services market.

     Reuters holds a majority equity interest in our company, but has agreed to limit its voting rights. Nevertheless, Reuters has significant influence over our company. We license the technology underlying some of our products from Reuters, and Reuters is our preferred distributor in the financial services market. When we refer to Reuters in this prospectus, we include Reuters Group PLC and its consolidated subsidiaries, including TFT, but excluding our company, TIBCO Software.

     TIBCO is incorporated in the State of Delaware. Our principal executive offices are located at 3165 Porter Drive, Palo Alto, California 94304 and our telephone number is (650) 846-1000.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of common stock. See "Selling Stockholder" and "Plan of Distribution."

                             PLAN OF DISTRIBUTION

     This prospectus covers shares of our common stock to be sold by TFT to its employees and consultants upon the exercise of options granted under TFT's stock option plan. This prospectus also covers shares of our common stock previously sold by TFT to its employees and consultants upon the exercise of options and permits the resale by them as selling stockholders. We will not receive any proceeds from the sale of shares by TFT or the selling stockholders.

     The shares to be sold by TFT to its employees and consultants pursuant to its stock option plan will be sold at pre-determined prices in accordance with the related stock option agreements entered into between TFT and such employees and consultants. TFT has the right to obtain such shares from Reuters Nederland B.V. pursuant to a Stock Contribution Agreement between the parties.

     The shares to be sold by the selling stockholders will be sold at market prices either directly to purchasers or through dealers or agents, which may receive compensation in the form of commissions from the selling stockholders and/or the purchasers for whom they act as a dealer or agent.

     The selling stockholders and any dealers or agents that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits and commissions or discounts received by them may be considered to be underwriting compensation under the Securities Act. The selling stockholders may also dispose of shares by writing options on the shares or by settling short sales of the shares. The selling stockholders may sell shares of our common stock from time to time at varying prices determined at the time of sale. They may also sell shares of our common stock pursuant to Rule 144 under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Larry W. Sonsini, a member of Wilson Sonsini, is one of our directors.

                                    EXPERTS

     The financial statements of TIBCO Software Inc. as of November 30, 1998 and 1999 and for the eleven months ended November 30, 1997 and for the year ended November 30, 1998 and 1999 and the financial statements of InConcert, Inc. as of December 31, 1997 and 1998 and for the years then ended, incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

     We have filed with the Commission a Registration Statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. All contracts that are material to the registrant, and all the material terms of these contracts, have been disclosed in this prospectus. However, statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operations of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http:\\www.sec.gov.

                                  APPENDIX A

                             Selling Stockholders

     The following table sets forth the names of the selling stockholders and the number and percentage of shares of our common stock beneficially owned by each of the selling stockholders as of July 17, 2000. All selling stockholders are current or former TFT employees. The number of shares in the following table represents the number of shares of common stock the person holds plus the number of shares underlying options to purchase common stock held by the person. There are 20,250,000 shares authorized under TFT's stock option plan.
14,866,053 shares are reserved for sale to employees and consultants pursuant to their exercise of purchase rights granted or to be granted to them by TFT as of March 31, 2000. Assuming the exercise of all of the reserved options, ownership by Reuters will decrease from 59.3% to 51.4%.



                                     Number of Shares
                                  Beneficially Owned and   Percentage of Shares
      Selling Stockholders            Offered Hereby           Outstanding
--------------------------------  ----------------------  ---------------------
Chien, Edward....................        3,333                      *
Ladipo, Jonathan.................       25,950                      *
Maiuolo, Antonio.................       29,475                      *
Suzuki, Hiroyuki.................        1,500                      *
                                        ------
 Totals..........................       60,258
                                        ======
----------
*  Less than one percent.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                            Amount To Be Paid
                                                            -----------------
SEC registration fee.......................................       $62,511
Legal fees and expenses....................................        25,000
Accounting fees and expenses...............................         5,000
                                                                  -------
   Total...................................................       $92,511
                                                                  =======

Item 15.  Indemnification of Directors and Officers

     Article Nine of the registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for mandatory indemnification of its directors and officers, and permissible indemnification of employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law. In addition, the registrant has entered into Indemnification Agreements with its officers and directors.

Item 16.  Exhibits

See Exhibit Index.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (7) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palo Alto, State of California, on July 18, 2000.


                                   TIBCO Software Inc.


                                   By:     /s/  Paul G. Hansen
                                           -------------------------------------
                                           Paul G. Hansen
                                           Executive Vice President, Finance and
                                           Chief Financial Officer (Principal
                                           Financial Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                  Signature                                        Title                             Date
-------------------------------------------       -------------------------------------------   -------------
                    *                             President, Chief Executive Officer and        July 18, 2000
-------------------------------------------       Chairman of the Board (Principal Executive
               Vivek Y. Ranadive                  Officer)

              /s/ Paul G. Hansen                  Executive Vice President, Finance and         July 18, 2000
-------------------------------------------
              Paul G. Hansen                      Chief Financial Officer (Principal
                                                  Financial Officer)

                    *                             Corporate Controller and Chief Accounting     July 18, 2000
-------------------------------------------
             Ginger M. Kelly                      Officer (Principal Accounting Officer)

                                                  Director                                      July 18, 2000
-------------------------------------------
                Peter Job

                    *                             Director                                      July 18, 2000
-------------------------------------------
              Yogen K. Dalal

                    *                             Director                                      July 18, 2000
-------------------------------------------
             Edward R. Kozel

                    *                             Director                                      July 18, 2000
-------------------------------------------
            Donald J. Listwin

                    *                             Director                                      July 18, 2000
-------------------------------------------
            Larry W. Sonsini

                                                   Director                                     July 18, 2000
-------------------------------------------
             Matthew Szulik

                                                   Director                                     July 18, 2000
-------------------------------------------
                David Ure

                    *                              Director                                     July 18, 2000
-------------------------------------------
             Phillip E. White

                    *                              Director                                     July 18, 2000
-------------------------------------------
             Philip K. Wood

By:        /s/ Paul G. Hansen
   ----------------------------------------
            Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit No.                           Description
----------              ------------------------------------------
     4.1*          Form of Registrant's Common Stock certificate.
     5.1**         Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding legality of the securities being issued.
    23.1**         Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit
                   5.1).
    23.2           Consent of PricewaterhouseCoopers LLP, Independent Accountants.
    24.1**         Power of Attorney.
    27.1**         Financial Data Schedule

___________________________________
  * These exhibits are incorporated by reference to exhibits similarly numbered in the Registrant's Registration Statement File No. 333-78195.

  **  Previously filed.